Exhibit 99.1

NEWS RELEASE
Investor Contact: Gus Okwu / DRG&E 404-532-0086 gokwu@drg-e.com Company Contact: Ornella Napolitano, VP and Treasurer FiberTower Corporation 415-659-3580 onapolitano@fibertower.com

FIBERTOWER ANNOUNCES EXPIRATION OF EXCHANGE OFFER FOR ITS

9.00% CONVERTIBLE SENIOR SECURED NOTES DUE 2012

San Francisco, CA, December 2, 2009 — FiberTower Corporation (NASDAQ:FTWR - News), a wireless services backhaul provider, today announced the expiration and final results of its exchange offer and consent solicitation relating to its outstanding 9.00% Convertible Senior Secured Notes due 2012 (the “Existing Notes”).  The Exchange Offer expired at 5:00 p.m., New York City time, on December 1, 2009.

As of the expiration of the exchange offer, the Company had received tenders in respect of $266.8 million aggregate principal amount of Existing Notes, representing approximately 90.8% of the outstanding Existing Notes, all of which have been accepted by the Company for exchange.  The Company expects to close the exchange of the Existing Notes on Monday December 7, 2009.

FiberTower is exchanging the Existing Notes for its 9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012 (the “Interim Notes”), which will, upon the satisfaction of certain conditions, be mandatorily redeemable for cash, shares of FiberTower common stock and new 9.00% Senior Secured Notes (the “New Notes”). The conditions to the mandatory redemption of the Interim Notes include, among others, shareholder approval of the issuance the shares of common stock to be issued in the redemption and FCC approval of the change of control that will result from the redemption.

The Interim Notes, the New Notes and the common stock issuable by the Company have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company is relying on Section 3(a)(9) of the Securities Act to exempt the securities issuable in the exchange offer from the registration requirements of the Securities Act.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class microwave and fiber networks in 13 major markets, master service agreements with nine U.S.

wireless carriers, and partnerships with the largest tower operators in the U.S., FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access services to the government and enterprise markets.  For more information, please visit our website at www.fibertower.com. www.fibertower.com.

Forward-Looking Statements

This news release includes “forward-looking” statements.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include statements regarding, among other things, the exchange offer may not be consummated, our financial and business prospects, the deployment of our services, capital requirements, financing prospects, planned capital expenditures, expected cost per site, anticipated customer growth, expansion plans, and anticipated cash balances.  There can be no assurance that the exchange offer and the consent solicitations will be completed, either because the minimum tender conditions to complete the transaction may not be satisfied, or otherwise. There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, among other things, negative cash flows and operating losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, competition from alternative backhaul service providers and technologies, along with those risk factors described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

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